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                                  EXHIBIT 5(d)

                              AMENDED AND RESTATED
                       MANAGEMENT AND INVESTMENT ADVISORY
                   AGREEMENT DATED APRIL 1, 2001--HICKORY FUND


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                                 MANAGEMENT AND
                          INVESTMENT ADVISORY AGREEMENT

         This amended and restated Agreement dated April 1, 2001 amends and restates the Agreement dated October 28, 1996 between WEITZ SERIES FUND, INC., a Minnesota corporation (hereinafter called "Fund") and WALLACE R. WEITZ & COMPANY, a Nebraska corporation (hereinafter called "Adviser");

         In consideration of the mutual covenants herein contained, the parties hereto agree as follows:

         1. APPOINTMENT OF INVESTMENT ADVISER

         The Fund hereby appoints the Adviser to manage the investment and reinvestment of assets of the Hickory Portfolio (the "Portfolio"), to monitor compliance and to administer the Portfolio's affairs, subject to the supervision of the Board of Directors of the Fund for the period and on the terms set forth herein. The Adviser hereby accepts such appointment and agrees during such period, at its own expense, to render the services and to assume the obligations herein set forth, for the compensation herein provided. The Adviser shall not be liable to the Fund for any act or omission by the Adviser or for any losses sustained by the Fund or its shareholders except in the case of willful misfeasance, bad faith, gross negligence or reckless disregard of duty.

         2.  DUTIES AND EXPENSES OF ADVISER AND FUND

         (a) The Fund shall, at all times, inform Adviser as to the securities held by it, the funds available or to become available for investment by it, and otherwise as to the condition of its affairs.

         (b) Adviser shall furnish to the Fund and specifically for the Portfolio, at the regular executive offices of the Fund, advice and recommendations with respect to the purchase and sale of securities and investments and the making of commitments; shall place at the disposal of the Fund

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such statistical, research, analytical and technical services, information and reports as may reasonably be required; shall furnish the Fund with office facilities in the offices of the Adviser, including space, furniture and equipment and supplies; and with administrative, clerical and bookkeeping personnel; and in general shall superintend the affairs of the Portfolio and the Fund, subject to the supervision of the Board of Directors of the Fund. The Adviser shall also pay or reimburse the Fund pro rata with the other Portfolios of the Fund based upon net assets, for the compensation, if any, of the officers of the Fund.

         The officers of the Fund or the Adviser shall use their best efforts to obtain the most favorable execution available from brokers or dealers in purchasing and selling securities. In so doing, such officers may consider such factors which they may deem relevant to the Fund's best interest, such as price, the size of the transaction, the nature of the market for the security, the amount of commission, the timing of the transaction taking into account market prices and trends, the reputation, experience, and financial stability of the broker-dealer involved and the quality of service rendered by the broker-dealer in other transactions. Subject to the foregoing considerations, at the Fund's expense, such officers may place orders for the purchase or sale of portfolio securities with brokers or dealers who have provided research, statistical or other financial information and services to the Fund or the Adviser. Such officers shall have discretionary authority to utilize broker-dealers who have provided brokerage and research information of the type or nature referred to in
Section 28(e) of the Securities Exchange Act of 1934 to the Fund or the Adviser even though it may result in the payment by the Fund of an amount of commission for effecting a securities transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, providing, however, that the Fund officers have determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services

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provided by the broker-dealer effecting the transactions, viewed in terms of either that particular transaction or their responsibilities with respect to the accounts for which said officers exercise investment discretion.

         (c) Except as otherwise expressly provided herein, the Fund shall pay the following items:

                  (1) the charges and expenses of any custodian or depository appointed by the Fund for the safekeeping of its cash, securities and other property;

                  (2)  the charges and expenses of auditors for the Fund;

                  (3) the charges and expenses of any transfer agents and registrars appointed by the Fund;

                  (4) broker's commissions and issue and transfer taxes chargeable to the Fund in connection with securities transactions to which the Fund is a party;

                  (5) all taxes and corporate fees payable by the Fund to federal, state or other governmental agencies;

                  (6) the cost of stock certificates representing shares of the Fund;

                  (7) compensation of the directors of the Fund (other than directors who are officers of the Adviser), and all expenses of Fund shareholders' and directors' meetings and of preparing, printing and mailing reports to shareholders of the Fund;

                  (8) charges and expenses of legal counsel for the Fund in connection with legal matters relating to the Fund, including without limitation, legal services rendered in connection with the Fund's corporate existence, corporate and financial structure, relations with its stockholders and the issuance of securities; and

                  (9) all other costs, charges and expenses of the Fund, without limitation.

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         3.  FEES OF ADVISER

         For the services and facilities to be furnished by the Adviser hereunder, the Fund shall pay Adviser an annual fee, paid monthly, equal to the following percentage based on the average daily net assets of the Fund:

                               EQUAL TO OR
         GREATER THAN           LESS THAN       RATE
        $            0        $2,500,000,000    1.00%
         2,500,000,000         5,000,000,000    0.90%
         5,000,000,000                          0.80%

         The compensation for the period from the effective date hereof to the next succeeding last day of the month shall be prorated according to the proportion which such period bears to the full month ending on such date, and provided further that, upon any termination of this Agreement before the end of any month, such compensation for the period from the end of the last month ending prior to such termination to the date of termination, shall be prorated according to the proportion which such period bears to a full month, and shall be payable upon the date of termination. For the purpose of the Adviser's compensation, the value of the Fund's net assets shall be computed in the manner specified in its Articles of Incorporation or By-Laws in connection with the determination of the net asset value of its shares.

         4.  INDEPENDENT CONTRACTOR

         Adviser shall, for all purposes herein, be an independent contractor and shall have no authority to act for or represent the Fund in its investment commitments unless otherwise provided. No agreement, bid, offer, commitment, contract or other engagement entered into by Adviser whether on behalf of Adviser or whether purported to have been entered into on behalf of the Fund shall be binding upon the Fund, and all acts authorized to be done by Adviser under this Agreement shall be done by it as an independent contractor and not as agent.

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         5.  NON-EXCLUSIVE SERVICES OF ADVISER

         Except to the extent necessary for performance of Adviser's obligations hereunder, nothing shall restrict the right of Adviser or any of its directors, officers, or employees who may be directors, officers or employees of the Fund to engage in any other business or to devote time and attention to the management or other aspects of any other business whether of a similar or dissimilar nature or to render services of any kind to any other corporation, firm, individual or association. The services of the Adviser to the Fund hereunder are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services hereunder be not impaired thereby.

         6.  EFFECTIVE PERIOD AND TERMINATION OF THIS AGREEMENT

         This Agreement shall become effective on the effective date of the first public offering of the Fund's shares, and shall continue in effect if approved annually in accordance with the provisions of the Investment Company Act of 1940 (the "1940 Act") and the regulations promulgated under the 1940 Act.

         This Agreement may be terminated at any time, without payment of any penalty, by the Board of Directors of the Fund, or by a vote of a majority of the outstanding voting securities of the Fund, in either case upon not less than sixty (60) days' written notice to Adviser, and it may be terminated by Adviser upon sixty (60) days' written notice to the Fund.

         7.  ASSIGNMENT OF AGREEMENT PROHIBITED

         This Agreement will automatically be terminated in the event of its assignment. It may not be transferred, assigned, sold, or in any manner hypothecated or pledged; nor may any new agreement become effective without the affirmative vote of a majority of those directors of the Fund who are not parties to such Agreement or interested persons of any such party, and ratified by a vote of the majority of the outstanding voting securities of the Fund, provided that this limitation shall

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not prevent any minor amendments to the Agreement which may be required by federal or state regulatory bodies.

         8.  INTERESTED PERSONS

         It is understood that directors, officers, agents and stockholders of the Fund are or may be interested in the Adviser (or any successor thereof) as directors, officers, agents, stockholders or otherwise; that directors, officers, agents, and stockholders of the Adviser are or may be interested in the Fund as directors, officers, agents, stockholders or otherwise; and that the Adviser (or any such successor) is or may be interested in the Fund as stockholder or otherwise.

         9.  DEFINITIONS

         For the purpose of the Agreement, the terms "vote of a majority of the outstanding voting securities," "assignment," "affiliated person" and "interested person" shall have the respective meanings specified in the 1940 Act as now or hereafter in effect.

         10.  PROPRIETARY INTEREST OF ADVISER

         The parties hereto acknowledge and agree that the name "Weitz" is proprietary to and the sole and exclusive property of the adviser. Adviser hereby licenses the use of the name "Weitz" to the Fund for a term concurrent with the term of this Agreement. From and after a date which is one hundred eighty (180) days after the termination of this Agreement, Fund shall not do business under any name containing the word "Weitz" without the prior written consent of Adviser.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their proper officers and their corporate seals to be hereunto affixed, all as of the day and year first above written.

                                            WEITZ SERIES FUND, INC.


                                            By  /S/ WALLACE R. WEITZ
                                               -------------------------------
                                               Wallace R. Weitz
                                               President


                                            Attest  /S/ MARY K. BEERLING
                                                   ---------------------------
                                                   Mary K. Beerling
                                                   Secretary


                                            WALLACE R. WEITZ & COMPANY


                                            By  /S/ WALLACE R. WEITZ
                                               -------------------------------
                                               Wallace R. Weitz
                                               President


                                            Attest  /S/ MARY K. BEERLING
                                                   ---------------------------
                                                   Mary K. Beerling
                                                   Assistant Secretary

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